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Exhibit 10.32

Amendment No. 1
to
Amended and Restated Employment Agreement

This Amendment No. 1 to the Amended and Restated Employment Agreement, dated November 8, 2004 (the "Agreement"), between Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (together with its successors and assigns, the "Company") and Kenneth S. Boger (the "Executive") is entered into by the parties on February 11, 2008. The parties hereby agree that the Agreement shall be amended as follows:

A.
A new Section 10(c)(x) shall be added, which shall state in its entirety as follows:

(x)
if the termination of employment to which this Section 10(c) applies occurs within 90 days prior to a Change of Control or within 12 months after a Change of Control:

(a)
all stock options that are not exercisable upon the application of the provisions of Section 10(c)(vi) shall immediately become exercisable in full and the options to which this provision applies shall remain exercisable until the earlier of (1) the end of the 90-day period immediately following the later of the date of employment termination or the date of the Change of Control and (2) the date the stock option(s) would otherwise expire; and

(b)
the Company's lapsing repurchase right with respect to shares of restricted stock held by the Executive shall lapse in full (subject to the Executive making satisfactory arrangements with the Company providing for payment to the Company of all required withholding taxes).

B.
A new Section 27 shall be added, which shall state in its entirety as follows:

27.
409A.

Any severance payment to the Executive under this Agreement shall be bifurcated into two portions, consisting of a portion that does not constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and a portion, if any, that does constitute nonqualified deferred compensation. If the Executive is a "specified employee" as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments that constitute nonqualified deferred compensation payable upon a "separation from service" under Section 409A(a)(2)(A)(i) of the Code will be delayed until the later of (i) the first business day that is more than six months after the employment termination date and (ii) the date such payments would otherwise be payable hereunder. The determination of whether, and the extent to which, any of the payments to be made to the Executive hereunder are nonqualified deferred compensation shall be made after the application of all applicable exclusions, including those set forth under Treasury Reg. § 1.409A-1(b)(9). Any payments that are intended to qualify for the exclusion for separation pay due to involuntary separation from service set forth in Reg. §1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the employment termination date occurs. To the extent that the termination of the Executive's employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code (as the result of further services that are reasonably anticipated to be provided by the Executive to the Company at the time the Executive's employment is terminated), the payment of any non-qualified deferred compensation will be further delayed until the later of (i) date the first business day that is more than six months after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and (ii) the date such payments would otherwise be payable hereunder.

As so amended, the Agreement shall remain in full force and effect. Executed as of the date set forth above:

VERTEX PHARMACEUTICALS INCORPORATED
By:
/s/ IAN SMITH Ian Smith Executive Vice President and Chief Financial Officer

/s/ KENNETH S. BOGER Kenneth S. Boger

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  Exhibit 10.32